UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 20, 2007

Intermec, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13279	95-4647021
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification Number)

6001 36th Avenue West
Everett, Washington
www.intermec.com		98203-1264
(Address of principal executive offices and internet site)		(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 20, 2007, the Compensation Committee of our Board of Directors approved and adopted forms of Executive Severance Plans that will be applicable to our named executive officers in the event of certain terminations of employment (collectively, the “Severance Plans”).

The form of Severance Plan that is applicable to our Chief Executive Officer, Larry D. Brady, is attached to this Current Report as Exhibit 10.1.  The form of Severance Plan that is applicable to our other named executive officers is attached to this Current Report as Exhibit 10.2.  The other named executive officers are Fredric B. Anderson, Kenneth L. Cohen, Janis L. Harwell, Lanny H. Michael and Steven J. Winter.  The latter Severance Plan also applies to certain other designated officers or employees.

The following is a brief description of the terms of the forms of the Severance Plans and the amounts payable under the Severance Plans.  The following description of the Severance Plans is qualified in all respects by reference to the Severance Plans.  The capitalized terms in the following paragraphs are defined in the Severance Plans.

The Severance Plans set forth the payments that we will make to the executives if we terminate their employment or if the executive dies.  If we terminate an executive’s employment (i) other than for Cause, death or Disability or (ii) in connection with a Change of Control, we will make the following payments to the executive:

•                  accrued but unpaid salary and the pro-rata Applicable Bonus for the year in which the Date of Termination occurs;

•                  deferred compensation (and related accrued earnings), unpaid bonus and other awards (if any), and accrued vacation pay;

•                  a lump-sum severance payment equal to a multiple of the executive’s Annual Base Salary; and

•                  in the event of a termination in connection with a Change of Control, a lump-sum severance payment equal to a multiple of the executive’s Applicable Bonus.

The lump-sum severance payment for our Chief Executive Officer would be two times his Annual Base Salary and, if applicable, his Applicable Bonus; the lump-sum severance payment for other executives would be one times his or her Annual Base Salary and, if applicable, his or her Applicable Bonus.  The “Applicable Bonus” is the executive’s target bonus for the fiscal year during which the Date of Termination occurs.

If payment of any amounts under a Severance Plan would result in the imposition of an excise tax because they would be characterized as “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, then the amounts payable under the Severance Plan may be reduced to an amount that will not trigger the excise tax.  However, if the executive’s net after-tax benefit from payment of all amounts due under the Severance Plan would exceed his or her net after-tax benefit from payment of the reduced amount, then we will pay the full benefit under the Severance Plan.

In the event of termination of an executive’s employment by reason of death, Disability or Cause, our sole obligation would be to pay the executive’s accrued Annual Base Salary, deferred compensation (and related accrued earnings), unpaid bonus and other awards (if any), and accrued vacation pay.

An executive may not receive the payment of benefits from both his or her Severance Plan and an Amended and Restated Change of Control Employment Agreement.

The Severance Plans do not require us to retain the executives or to pay them any specified level of compensation or benefits.  Generally, we may modify or terminate the Severance Plans at any time at our discretion without the consent or agreement of the executives.  However, the Severance Plans may not be amended or terminated within one year following a Change of Control as to any executive employed as of the Change of Control Date.

Item 9.01       Financial Statements and Exhibits.

(d)   Exhibits

Exhibit Number	Description
10.1	Form of Executive Severance Plan applicable to Chief Executive Officer

10.2	Form of Executive Severance Plan applicable to named executive officers other than the Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intermec, Inc.
(Registrant)

Date: February 26, 2007	By:	/s/ Janis L. Harwell
Janis L. Harwell
Senior Vice President, General Counsel and Corporate Secretary